Prospectus Supplement No. 4	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated October 7, 2021)	Registration No. 333-259915

Up to 19,816,610 Shares of Common Stock

Up to 9,195,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 3,445,000 Warrants

This prospectus supplement updates and supplements the prospectus dated October 7, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-259915). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 19, 2021 (the “Current Report on Form 8-K”). Accordingly, we have attached the Current Report on Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 9,195,000 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 3,445,000 shares of Common Stock that are issuable upon the exercise of 3,445,000 warrants (the “Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Blue Water Acquisition Corp. (“Blue Water”) by the holders thereof and (ii) up to 5,750,000 shares of Common Stock that are issuable upon the exercise of 5,750,000 warrants (the “Public Warrants” and, together with the Placement Warrants, the “Warrants”) originally issued in the initial public offering of Blue Water by the holders thereof.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus of (i) up to 19,816,610 shares of Common Stock (including up to 3,445,000 shares of Common Stock that may be issued upon exercise of the Placement Warrants) and (ii) up to 3,445,000 Placement Warrants.

This prospectus supplement should be read in conjunction with the Prospectus as amended and supplemented to date. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Common Stock and Public Warrants are listed on The Nasdaq Global Market (“Nasdaq”) under the symbols “CRXT” and “CRXTW,” respectively. On January 18, 2022, the closing price of the Common Stock was $1.50 and the closing price for the Public Warrants was $0.2250.

See the section entitled “Risk Factors” beginning on page 5 of the Prospectus and under similar headings in any further amendments or supplements to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 19, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2022

CLARUS THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39802	85-1231852
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Skokie Boulevard, Suite 340

Northbrook, Illinois 60062

(Address of Principal Executive Offices) (Zip Code)

(847) 562-4300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CRXT	The Nasdaq Global Market
Warrants to purchase one share of common stock at an exercise price of $11.50	CRXTW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

Included as Exhibit 99.1 to this Form 8-K is a presentation (the “Corporate Presentation”) of Clarus Therapeutics, Holdings, Inc. ( “Clarus”) that it intends to utilize in various meetings with securities analysts, investors and others. The Corporate Presentation is being furnished herewith and is incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

On January 19, 2022, Clarus announced that it currently expects to initiate in the second half of 2022, (i) a Phase 4 clinical trial to provide T therapy for female-to-male transgender individuals, (ii) a Phase 2 clinical trial to provide once daily oral testosterone undecanoate to treat male hypogonadism, and (iii) a Phase 2 clinical trial to provide treatment of inflammatory breast disease (PDM).

The disclosure under this Item 8.01 of this Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, you can identify forward-looking statements by terminology such as (but not limited to) “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential”, “could”, “project”, “budget”, “forecast”, “anticipate”, “plan”, “design” or “continue”, or the negatives of these terms or variations of them or similar terminology. These forward-looking statements include, without limitation, express or implied statements regarding the timing of its Phase 4 clinical trial, as well as the Clarus’ ability to successfully complete clinical trials for JATENZO and receive necessary regulatory approvals. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Clarus and its management, are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. These risks and uncertainties include, but are not limited to, the risks associated with pharmaceutical development, risks associated with Clarus’ financial position, and those factors described under the heading “Risk Factors” in the prospectus filed with the Securities and Exchange Commission (the “SEC”) under Rule 424(b)(3) on December 23, 2021, and those that are included in any of Clarus’ future filings with the SEC. Some of these risks and uncertainties may in the future be amplified by the COVID-19 pandemic and there may be additional risks that Clarus considers immaterial, or which are unknown. It is not possible to predict or identify all such risks. Nothing in this Current Report on Form 8-K should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this Current Report on Form 8-K, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Clarus does not undertake or accept any duty to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. This Current Report on Form 8-K does not purport to summarize all of the conditions, risks and other attributes of an investment in Clarus.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Corporate Presentation of Clarus Therapeutics, Inc. (furnished herewith)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2022	CLARUS THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Robert E. Dudley
	Name:	Robert E. Dudley
	Title:	Chief Executive Officer